UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
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                        SYNCOR INTERNATIONAL CORPORATION
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On November 7, 2002, Syncor International Corporation (the "Company") issued the following communications to employees of the Company:

                              SCRIPT OF VOICE-MAIL
                             MESSAGE FROM ROD BOONE
                         TO SYNCOR EMPLOYEES (11/7/02)

Hello, this is Rod Boone and this message is going out to the entire SPS team. I would like to make a few brief comments as a result of the announcements yesterday. As professionals, reputation and public trust are essential ingredients in what we do. With this in mind, I want to reassure you of two things.

First of all, under no circumstance will we tolerate any improper behavior by any Syncor employee, regardless of his or her role in the company. Second, and probably even more important, the conduct under investigation should not-and will not- be allowed to taint the reputation of the thousands of honest, ethical professionals who have made Syncor the unquestioned leader in its field.

I want to personally thank all of our managers, directors, pharmacists, technologists, drivers, sales people and support folks for your continuing commitment to outstanding service and quality.

I know I can count of each of you to continue to act as the strong leaders that you are in these challenging times.

We are - and should - be justly proud of who we are and what we stand for. If you have any further questions or concerns, please don't hesitate to contact me.

                         SCRIPT OF VOICE-MAIL MESSAGE
                    FROM ROBERT FUNARI TO SYNCOR EMPLOYEES
                                   (11/7/02)

As you can imagine, yesterday was a very intense time. We had over one hundred phone calls as a follow up to the press releases we sent out earlier in the day, but I wanted to make sure that I communicate with you again this morning.

Like many of you, I felt angry and betrayed by the recent disclosures of potentially improper payments to the customers of some of our overseas subsidiaries. This is not the way I do business, nor is it the way Syncor does business.

I am not going to allow the apparent bad behavior by some people to damage our sense of who we are and what we stand for. The people in our company who consistently demonstrate our values in their behavior have built Syncor's strong reputation for service, safety, professionalism, and accountability. I am proud of our company and the important difference that we make in the lives of people each and every day. I know in my heart that the overwhelming majority of people adhere to the principles of honesty and integrity. Our business is strong and as I have said on more than one occasion, our future is bright.

Since I know a lot of you have questions about what's been going on, I thought I'd take a few moments and address some of the most widely asked ones.

First of all, there's the question of what Syncor has disclosed to the Justice Department and the SEC.

What we told the government is that a committee of outside directors, together with outside counsel, is investigating certain payments made by some of our overseas subsidiaries to customers in several foreign countries, including Taiwan and China. So far, the investigation seems to indicate that some of the payments made to both state-owned and private healthcare facilities may have violated foreign and U.S. law, including the Foreign Corrupt Practices Act. We also advised the government that the investigation will cover Syncor's other operations.

Another widely asked question is how will all of this impact the company's operations and financial results.

The answer is that, right now, based on what we've learned to date, we don't currently believe that the amounts of the improper payments are material to our financial results. That being said, we need to wait until the special committee of directors finishes its investigation to know what the full impact might be.

The fact that Monty Fu has agreed to suspend his participation as a company director pending completion of the investigation had led some of you to wonder who is in charge at the company.

There should be no doubt about this. In terms of running the company, just as before, the buck stops with me as chief executive, and I continue to rely on the same dedicated management team to keep things moving. In addition, the Board of Directors has elected Bernard Puckett, a current director, as lead director of the Board. Mr. Puckett is chairing the special committee of outside directors conducting the investigation.

Now for the sixty-four thousand dollar question. How will what's happened affect our proposed merger with Cardinal Health?

The quick answer is that based on what we now know, we don't think it should. From the outset, we've been cooperating and consulting closely with Cardinal Health, and we continue to believe that the combination of the two companies would benefit both shareholders and the health-care providers we serve. For its part, Cardinal Health has said that it is reviewing the matter and that it had not yet concluded whether the conditions to the merger will be satisfied. Given what we know right now, our view is that we don't currently think the information learned in the investigation to date would result in our failing to satisfy the conditions to the merger. We won't know definitively until the special committee has completed its investigation.

On a slightly different subject, some of you want to know what happens now with the Justice Department and the SEC.

All I can really say about this is that we are cooperating fully with them and will continue to inform them of what we learn.

Let me close by reinforcing one important thought. We are moving forward and we are not going to allow this apparent bad behavior by some people to define who we are and what we stand for.

We have faced many challenges together over the years. In 1994 we were at risk of losing the company as a result of severe market conditions that had us losing money in the second half of the year. With your help we were able to turn the company around, restore profitability, and then go on to six consecutive years of profitable growth. We will successfully deal with this new challenge as well. The officers and I are counting on you today and every day going forward. We are counting on you to continue to demonstrate your exceptional commitment to serving our customers.